Exhibit 99.1

CollabRx Reports Third Quarter Fiscal Year 2014 Financial Results

Company generates first recurring revenue from commercial launch of its GVA Service, targeting the fast growing market of NGS testing for cancer

San Francisco, Calif., February 11, 2014 – CollabRx, Inc. (the “Company”) (NASDAQ: CLRX) today announced financial results for the third quarter of fiscal year 2014, which ended December 31, 2013.

Third quarter Business Highlights
The Company made significant progress in its third fiscal quarter by building a strong base for future revenues through several agreements and announcements, including:

•	A multi-year agreement with Quest Diagnostics (NYSE:DGX) to provide medical and scientific content for its Next Generation Sequencing (NGS)-based tests. Quest Diagnostics will incorporate genomic-related content aggregated and annotated by CollabRx into the reports provided in connection with one or more diagnostic tests to be offered to its commercial and pharmaceutical clients.

•	A multi-year agreement to with Cynvenio Biosystems, Inc., a cancer diagnostics company, to access CollabRx technology and content resources in support of the clinical interpretation of genetic sequencing-based tests provided by Cynvenio. Cynvenio’s breakthrough ClearID™ Breast Cancer blood test monitors breast cancer survivors at high risk of recurrence.

•	Following the launch of its Genetic Variant Annotation™ (GVA™) service in the second fiscal quarter, and its announcement of these agreements, CollabRx enjoyed a significant expansion of its pipeline of prospective lab customers, across a range of labs, including commercial reference labs, specialty labs and academic medical centers.

•	Subsequent to the end of the quarter, the Company entered into a multi-year agreement to provide its GVA service to CellNetix Pathology & Laboratories, LLC, a leading anatomic pathology testing and services provider, in support of the clinical interpretation of genetic sequencing-based tests conducted by CellNetix for hospitals.

Fiscal 2014 Qtr 3 Financial Statement Highlights

•	Total operating revenue for the quarter was $56,000, which included integration services performed in connection with the Company’s GVA service and the beginning of related recurring test revenues. Revenue for the same quarter of the prior fiscal year was zero. Although revenue is lower on a sequential basis, the Company believes the character of revenue has changed in a positive direction, moving from fee-for-service to recurring revenue.

•	Gross margins for the quarter were (86%) of revenue or ($48,000), compared to 28% of revenue or $7,000 in the same quarter of the prior fiscal year.

•	The Company’s net loss for the third quarter of fiscal year 2014 was ($1,004,000) or ($0.52) per share, compared with net loss of ($1,152,000) or ($0.61) per share for the same period in the prior fiscal year.

•	Operating expenses totaled $973,000 for the third quarter. Of that amount, $158,000 were non-cash charges for depreciation, amortization, and stock compensation expense. This represented a decrease in operating expenses from the third quarter of fiscal year 2013, which came in at $1,276,000 and included $243,000 of non-cash charges, and a decrease from the immediately preceding quarter (Q2FY’14) which came in at $1,105,000, including $152,000 of non-cash charges. The quarter to quarter decrease of $132,000 of operating expenses resulted primarily from lower costs for legal, consulting and recruiting expenses as well as cost of revenue reclassification from operating expenses.

•	The operating loss for fiscal year 2014 third quarter was ($1,021,000), compared to ($1,269,000) in the prior year and ($872,000) in the immediately preceeding quarter.

•	The Company ended the third quarter with approximately $2.4 million in cash, which was a reduction of $1,673,000 from the end of the prior fiscal year and a reduction of $425,000 from the immediately preceding quarter.

Business Outlook

“Although our revenue is lower on a sequential basis, the character of revenue has changed in a positive direction, moving from fee-for-service to recurring revenue.   CollabRx is the leading independent and scalable provider of therapy-directed interpretation of NGS test results for cancer. As we continue to build momentum with our lab partners and with innovative approaches to the markets that we serve, we believe that we are in a strong position in a market poised for explosive growth and whose need is becoming more apparent every day.  Our value proposition and superior product offerings are proven with every new agreement that we sign,” said CollabRx Chairman and Chief Executive Officer, Thomas Mika.  “The impending launch of our mobile app, CancerRx™ in association with MedPage Today, promises to serve both doctors and patients as they face the challenges of planning the treatment of advanced cancers with the same information available to the leading experts in major metropolitan cancer centers.”

For the remaining quarter of the current fiscal year 2014 and beyond, CollabRx expects to increase both initial and recurring revenues in connection with its Genetic Variant Annotation Service.  Advertising revenues related to its web-based Therapy Finders™, and the launch of its mobile app, CancerRx™ in association with MedPage Today, will occur early in next fiscal year, which begins on April 1, 2014.

The Company continues to expect quarterly cash operating expenses to be in the range of $900,000 to $1.1 million, offset by revenue both from agreements with its current partners and customers, as well as new agreements.

Investor Conference Call Today at 5 p.m. EST (2 p.m. PST)

The dial-in number for the live audio call beginning on Tuesday, February 11, 2014, at 5 p.m. EST (2 p.m. PST) is (877) 369-6591 in the U.S. and (253) 237-1176 for international participants.  The conference identification number is 55844679. A live webcast of the conference call will also be available at: http://www.media-server.com/m/p/ufv9tb4k

A webcast replay of the call will be available for one year and may be accessed at the same link: http://www.media-server.com/m/p/ufv9tb4k

About CollabRx

CollabRx, Inc. (NASDAQ: CLRX) is a leader in cloud-based expert systems to inform health care decision-making. CollabRx uses information technology to aggregate and contextualize the world’s knowledge on genomics-based medicine with specific insights from the nation’s top cancer experts starting with the area of greatest need: advanced cancers in patients who have effectively exhausted the standard of care. More information may be obtained at http://www.collabrx.com.

CollabRx Safe Harbor Statement

This press release includes forward-looking statements about CollabRx’s anticipated results that involve risks and uncertainties. Some of the information contained in this press release, including, but not limited to, statements as to industry trends and CollabRx’s plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by CollabRx with the Securities and Exchange Commission. CollabRx undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contacts:

Thomas R. Mika, CEO
CollabRx, Inc.
415-248-5350
tmika@collabrx.com

or

James Carbonara, Regional Vice President
Hayden IR
646-755-7412
James@haydenir.com

COLLABRX, INC.  AND SUBSIDIARIES
Formerly TEGAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31,	March 31,
	2013	2013*
ASSETS
Current assets:
Cash and cash equivalents	$2,366	$4,039
Accounts receivable	55	250
Prepaid expenses and other current assets	164	102
Deferred financing costs	129	--
Investment in convertible promissory note	370	--
Other assets of discontinued operations	--	11
Total current assets	3,084	4,402
Property and equipment, net	135	142
Intangible assets, net	1,334	1,490
Investment in convertible promissory note	--	345
Goodwill	603	603
Total assets	$5,156	$6,982
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$355	$167
Common stock warrant liability	--	10
Liabilities of discontinued operations	6	16
Total current liabilities	361	193
Deferred tax liability	520	581
Promissory note	508	504
Other long-term liabilities	12	--
Total liabilities	1,401	1,278

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value; 50,000,000 shares authorized; 1,962,960 shares issued and outstanding at December 31, 2013 and 1,952,960 at March 31, 2013, respectively	19	19
Additional paid-in capital	130,874	130,602
Accumulated other comprehensive loss	--	(142)
Accumulated deficit	(127,138)	(124,775)
Total stockholders’ equity	3,755	5,704
Total liabilities and stockholders’ equity	$5,156	$6,982

*   Derived from the Company’s audited consolidated financial statements.
See accompanying notes to condensed consolidated financial statements.

COLLABRX, INC. AND SUBSIDIARIES
Formerly TEGAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue	$56	$-	$577	$50
Revenue - related party	--	25	--	75
Total revenue	56	25	577	125
Cost of revenue	104	18	140	38
Gross (loss) profit	(48)	7	437	87
Operating expenses:
Engineering	473	--	1,199	390
Research and development	21	353	234	339
Sales and marketing	57	131	196	185
General and administrative	422	792	1,410	2,421
Total operating expenses	973	1,276	3,039	3,335
Operating loss	(1,021)	(1,269)	(2,602)	(3,248)
Other income, net	7	9	33	29
Loss before income tax benefit	(1,014)	(1,260)	(2,569)	(3,219)
Income tax benefit	(20)	(52)	(61)	(52)
Loss from continuing operations	(994)	(1,208)	(2,508)	(3,167)
Gain on sale of discontinued operations, net of taxes	--	--	267	--
Income (loss) from discontinued operations, net of taxes	(10)	56	(122)	52
Net income (loss) from discontinued operations, net of taxes	(10)	56	145	52
Net Loss and comprehensive loss	$(1,004)	$(1,152)	$(2,363)	$(3,115)

Net loss per share from continuing operations:
Basic and diluted	$(0.51)	$(0.64)	$(1.28)	$(1.76)
Net income (loss) per share from discontinued operations:
Basic and diluted	$(0.01)	$0.03	$0.07	$0.03
Net loss per share:
Basic and diluted	$(0.52)	$(0.61)	$(1.21)	$(1.73)

Weighted-average shares used in per share computation:
Basic and diluted	1,963	1,884	1,955	1,798